Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION

OF

CITY NATIONAL BANCSHARES CORPORATION

TO:         THE DEPARTMENT OF TREASURY
STATE OF NEW JERSEY

Pursuant to the provision of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation.

1.             The name of the corporation is City National Bancshares Corporation.

2.
The following resolutions decreasing the number of authorized shares of Series B Preferred Stock of City National Bancshares Corporation (the “Corporation”), Series C Preferred Stock of the Corporation and Series E Preferred Stock of the Corporation, was duly adopted by the Board of Directors of the Corporation on the 2nd day of April 2009, pursuant to authority vested in it by the Certificate of Incorporation:

RESOLVED, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby reduce the number of authorized preferred shares of stock of the Corporation as follows:  (a) the authorized shares of Series B Preferred Stock shall be reduced from 10,000 shares to 0 shares, (b) the authorized shares of Series C Preferred Stock shall be reduced from 10,000 shares to 108 shares, and (c) the authorized shares of Series E Preferred Stock shall be reduced from 200 shares  to 49 shares; and be it further

RESOLVED, the terms of such Series B Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, all as set forth in the respective Certificates of Designation for each such series of preferred stock are otherwise in full force and effect.

3.	The resolution was adopted by the Board of Directors on April 2, 2009.

4.
The Certificate of Incorporation of the corporation is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series are as stated in the resolution.

[Signature is on following page]

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CITY NATIONAL BANCSHARES CORPORATION

By:	/Edward R. Wright/	Date: April 2, 2009
Name:	Edward R. Wright
Title:	Senior Vice President and CFO

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